Exhibit 99-1

Name and Address of Additional Reporting Persons:

Carso Global Telecom S.A. de C.V. (“CGT”) with the following address:

Insurgentes Sur 3500

Col. Peña Pobre Tlalpan

14060 México D.F., México

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each with the following address:

Paseo de Las Palmas #736

Colonia Lomas de Chapultepec,

11000 México, D.F., México

Explanation of Responses:

Inmobiliaria beneficially owns directly 3,690,000 GLBC Shares as of March 23, 2006.

CGT beneficially owns directly 390,000 GLBC Shares as of March 23, 2006.

The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns substantially all of the issued and outstanding voting securities of Inmobiliaria and directly and indirectly beneficially own a majority of the outstanding voting equity securities of CGT. As a result, each member of the Slim Family may be deemed to have indirect beneficial ownership of (i) the 3,690,000 GLBC Shares beneficially owned directly by Inmobiliaria and (ii) the 390,000 GLBC Shares beneficially owned directly by CGT.

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By: /s/ Eduardo Valdés Acra
Eduardo Valdés Acra
Marco Antonio Slim Domit	Attorney-in-Fact
March 27, 2006
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INMOBILIARIA CARSO, S.A. DE C.V.

By: Armando Ibáñez Vazquez Title: Attorney-in-Fact

CARSO GLOBAL TELECOM, S.A. DE C.V.

By: Armando Ibáñez Vázquez Title: Attorney-in-Fact

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